Exhibit 17

To:	Ayar Third Investment Company
Prince Turki bin Abdul Aziz Al-Awal Road
P.O. Box 6847
Riyadh 11452
Kingdom of Saudi Arabia
	Attention:	Turqi Alnowaiser
Yasir Alsalman

From:	Citibank, N.A.
388 Greenwich Street
New York, NY 10013
Attention: Equity Derivatives

Re:	Forward Stock Purchase Transaction

Date:	November 11, 2025

Dear Sir / Madam:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction entered into between Citibank, N.A. (“Dealer”) and Ayar Third Investment Company (“Counterparty”) on the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. Each party further agrees that this Confirmation together with the Master Agreement evidence a complete binding agreement between Counterparty and Dealer as to the subject matter and terms of the Transaction to which this Confirmation relates and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

The definitions and provisions contained in the 2006 ISDA Definitions (the “Swap Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and together with the Swap Definitions, the “Definitions”) in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Swap Definitions and the Equity Definitions, the Equity Definitions shall govern and in the event of any inconsistency between the Definitions and this Confirmation, this Confirmation shall govern.

In connection with this Confirmation, Dealer and Issuer have entered into a letter agreement dated as of the date hereof in which Issuer makes certain representations, warranties and covenants to Dealer (the “Issuer Letter Agreement”).

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1.             This Confirmation evidences a complete binding agreement between Counterparty and Dealer as to the terms of the Transaction to which this Confirmation relates. This Confirmation (notwithstanding anything to the contrary herein) shall be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Master Agreement”) as if Dealer and Counterparty had executed an agreement in such form (but without any Schedule except for (i) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine) and (ii) the election that the “Cross-Default” provisions of Section 5(a)(vi) of the Master Agreement shall apply to Dealer with (a) a “Threshold Amount” of 3% of the shareholders’ equity of Dealer’s ultimate parent on the Trade Date, (b) “Specified Indebtedness” having the meaning set forth in Section 14 of the Master Agreement, except that it shall not include any obligation in respect of deposits received in the ordinary course of Dealer’s banking business, (c) the phrase “, or becoming capable at such time of being declared,” being deleted from clause (1) of such Section 5(a)(vi) of the Master Agreement, and (d) the following sentence being added to the end of Section 5(a)(vi) of the Master Agreement: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable the relevant party to make payment when due; and (iii) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”) on the Trade Date. In the event of any inconsistency between the provisions of the Master Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no transaction other than the Transaction to which this Confirmation relates shall be governed by the Master Agreement.

2.             The Transaction constitutes a Share Forward Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:
Trade Date:	November 11, 2025
Effective Date:	November 17, 2025, subject to cancellation of the Transaction as provided in Section 7(c).
Seller:	Dealer
Buyer:	Counterparty
Shares:	The Class A Common Stock of Lucid Group, Inc. (“Issuer”), par value USD0.0001 per share (Ticker Symbol: “LCID”).
Number of Shares:	Initially 37,477,050 Shares. On each Settlement Date and on each Cash Settlement Payment Date, the Number of Shares shall be reduced by the Daily Number of Shares for the Valuation Date corresponding to such Settlement Date or Cash Settlement Payment Date, as the case may be.
Daily Number of Shares:	For any Valuation Date occurring prior to the Note Maturity Date, the number of Shares specified by Dealer in the related Settlement Notice (as defined below in the provisions opposite the caption “Valuation Dates”), which shall not exceed the Number of Shares on such Valuation Date, and for the Valuation Date occurring on the Note Maturity Date, if any, the Number of Shares as of such Valuation Date.
Forward Price:	USD16.99
Prepayment:	Applicable
Prepayment Amount:	USD636,735,079.50
Prepayment Date:	November 25, 2025, so long as no termination of the Transaction has occurred as provided in Section 7(c).
Note Maturity Date:	November 1, 2031
Exchange:	The Nasdaq Global Select Market
Related Exchange(s):	All Exchanges.
Calculation Agent:	Dealer; provided that, following the occurrence and during the continuance of an Event of Default pursuant to Section 5(a)(vii) of the Master Agreement with respect to which Dealer is the sole Defaulting Party, Counterparty shall have the right to designate a nationally recognized third party dealer in over-the-counter corporate equity derivatives to replace Dealer as the Calculation Agent, and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent.

Following any adjustment, determination or calculation by the Calculation Agent hereunder, upon a written request by Counterparty, the Calculation Agent will promptly (but in any event within five Scheduled Trading Days) provide to Counterparty in writing a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such adjustment, determination or calculation (including any assumptions used in making such adjustment, determination or calculation), it being understood that in no event will the Calculation Agent be obligated to share with Counterparty any proprietary or confidential data or information or any proprietary or confidential models used by it in making such adjustment, determination or calculation or any information that is subject to an obligation not to disclose such information.
Settlement Terms:
Default Settlement Method:	Physical Settlement
Settlement Method Election:	Applicable; provided that (x) if Counterparty is electing a Settlement Method other than the Default Settlement Method, such Settlement Method Election will be effective only if Counterparty represents and warrants to Dealer in writing on the date of such Settlement Method Election that (i) Counterparty is not in possession of any material non-public information regarding Issuer or the Shares and (ii) such election is being made in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws and (y) if Counterparty is electing Cash Settlement and if, as of the Scheduled Trading Day immediately following the date on which Dealer delivers a Settlement Notice to Counterparty, the Rule 144 Disposition Conditions are not satisfied with respect the relevant Daily Number of Shares, Cash Settlement shall apply only with respect to the number of Shares for which the Rule 144 Disposition Conditions are so satisfied (if any), and Physical Settlement shall apply with respect to the remaining Daily Number of Shares.

Without limiting the generality of clause (x) of the immediately preceding paragraph, Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Sections 9 and 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder in respect of such election. For the avoidance of doubt, for any Settlement Method Election, Counterparty may elect Cash Settlement with respect to all or any portion of the Daily Number of Shares and/or Physical Settlement with respect to all or any portion of the Daily Number of Shares (subject to limitations set forth in the second immediately preceding paragraph).
Electing Party:	Counterparty

Rule 144 Disposition Conditions:	With respect to the number of Shares for which Cash Settlement has been elected as the Settlement Method, the “Rule 144 Disposition Conditions” shall be satisfied if (1) such number of Shares could be sold in compliance with limitation set forth in Rule 144(e) under the Securities Act of 1933, as amended (the “Securities Act”) (assuming (w) such limitation applied to the sale of Shares by Dealer (or any counterparty to Dealer) in respect of the unwind of Dealer’s Hedge Position in connection with such Cash Settlement, (x) all other sales of Shares by Dealer (or any counterparty to Dealer) in respect of the unwind of Dealer’s Hedge Position in connection with the Cash Settlement of the Transaction and Dealer’s “Hedge Position” (as such term is defined in the confirmation for the Prior Prepaid Forward) in connection with “Cash Settlement” (as such term is defined in the confirmation for the Prior Prepaid Forward) of the “Transaction” (as such term is defined in the confirmation for the Prior Prepaid Forward) were also subject to such limitation (and would be aggregated with the sale of Shares by Dealer (or any counterparty to Dealer) in respect of the unwind of Dealer’s Hedge Position in connection with such Cash Settlement for purposes of such limitation), (y) Counterparty has complied with its obligations as set forth in Section 6(q) and (z) all sales described in Section 6(q) of which Dealer has been provided contemporaneous notice by Counterparty were aggregated with the sale of Shares by Dealer (or any counterparty to Dealer) in respect of the unwind of Dealer’s Hedge Position in connection with such Cash Settlement for purposes of such limitation, pursuant to Rule 144(e) and applicable U.S. Securities and Exchange Commission (“SEC”) guidance with respect to such Rule) and (2) on the Scheduled Trading Day immediately following the date on which Dealer delivers a Settlement Notice to Counterparty, Counterparty has represented and warranted to Dealer in writing that the condition set forth in Rule 144(c) under the Securities Act has been satisfied with respect to Issuer as of such Scheduled Trading Day.
Prior Prepaid Forward:	The prepaid forward transaction relating to the Shares entered into between Dealer and Counterparty on April 2, 2025.
Settlement Method Election Date:	For any Valuation Date set forth in clause (a) of such definition, the Scheduled Trading Day prior to the relevant Valuation Date, and for any Valuation Date set forth in clause (b) of such definition, August 1, 2031.
Physical Settlement:	In lieu of Section 9.2(a)(iii) of the Equity Definitions, Dealer will deliver to Counterparty the Daily Number of Shares for the relevant Valuation Date on the related Settlement Date.
Settlement Date:	The date that is one Settlement Cycle following the relevant Valuation Date.
Cash Settlement:	In lieu of Sections 8.4 and 8.5 of the Equity Definitions, Dealer will deliver to Counterparty the relevant Cash Settlement Amount on the related Cash Settlement Payment Date.
Settlement Currency:	USD.
Cash Settlement Amount:	With respect to any Valuation Date for which Cash Settlement is applicable, an amount in USD equal to (i) the Daily Number of Shares for such Valuation Date multiplied by (ii) the Cash Settlement Reference Price for such Valuation Date.

Cash Settlement Reference Price:	For any Valuation Date for which Cash Settlement is applicable, the volume weighted average price per Share at which Dealer unwinds its Hedge Position, in a commercially reasonable manner, in respect of Daily Number of Shares for such Valuation Date, as determined by the Calculation Agent in good faith and a commercially reasonable manner, minus the Commission Amount.
Commission Amount:	USD0.01
Valuation Dates:	(a) Any Scheduled Trading Day following the Effective Date designated by Dealer in a written notice (a “Settlement Notice”) that is delivered to Counterparty at least five (5) Scheduled Trading Days prior to such Valuation Date, specifying (i) the Daily Number of Shares for such Valuation Date and (ii) if Physical Settlement is applicable, the related Settlement Date and (b) the Note Maturity Date.

If on any Exchange Business Day, fewer than 20% of Issuer’s 7.00% Convertible Senior Notes due 2031 (the “Notes”) issued pursuant to the Purchase Agreement (the “Purchase Agreement”), dated as of November 11, 2025, among Issuer and Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and BofA Securities, Inc., as representatives of the Initial Purchasers party thereto, remain outstanding, and Dealer has received written notice from Counterparty or Issuer of such fact (such notice, an “Early Settlement Notice”), then, following the date on which Dealer receives such Early Settlement Notice, Dealer shall deliver a Settlement Notice to Counterparty designating a Valuation Date and related Settlement Date with respect to a Daily Number of Shares equal to the Number of Shares; provided that the Valuation Date designated by Dealer in any such Settlement Notice shall be no later than the date that is 90 calendar days following the date on which Dealer receives such Early Settlement Notice.
Cash Settlement Valuation Date:	With respect to any Cash Settlement of the Transaction, in whole or in part, the date on which Dealer has completed the unwind of its Hedge Position in connection with such Cash Settlement. Dealer shall notify Counterparty in writing of each Cash Settlement Valuation Date on or promptly following such date, and Dealer shall use commercially reasonable efforts to cause such notice to be delivered to Counterparty on or prior to the related Cash Settlement Payment Date.
Cash Settlement Payment Date:	For any Cash Settlement Valuation Date, the date that is one Settlement Cycle immediately following such Cash Settlement Valuation Date.
Market Disruption Event:	The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended (A) by deleting the words “at any time during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Valuation Date” after the word “material,” in the third line thereof, and (B) by replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Any event that Dealer, in its reasonable discretion and in good faith, determines makes it advisable with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures applicable to Dealer, including any requirements, policies or procedures which Dealer determines could apply in relation to any Hedge Positions hereunder, to refrain from or decrease any market activity in connection with the Transaction. Dealer shall notify Counterparty as soon as reasonably practicable that a Regulatory Disruption has occurred and the Valuation Dates affected by it.
Dividends:
Dividend Payment:	In lieu of Section 9.2(a)(iii) of the Equity Definitions, Dealer will pay to Counterparty the Dividend Amount on the second Currency Business Day immediately following the Dividend Payment Date.
Dividend Amount:	(a) 100% of the per Share amount (net of any taxes payable by Dealer (including, without limitation, any withholding, including for avoidance of doubt backup withholding, that Dealer reasonably determines to be necessary or prudent with respect thereto)) of any cash dividend or distribution declared by the Issuer to holders of record of a Share on any record date occurring during the period from, and including, the Effective Date to, but excluding, the final Settlement Date, multiplied by (b) the number of Shares equal to (i) the Number of Shares minus (ii) the number of any Hedge Shares in respect of which Dealer has unwound its Hedge Position in connection with any Cash Settlement of the Transaction on or prior to such record date and for which the relevant Cash Settlement Payment Date has not yet occurred (after giving effect to any reduction on such record date, if such record date is a Settlement Date).
Dividend Payment Date:	Each date on which the relevant Dividend Amount is paid by the Issuer to shareholders of record.
Share Adjustments:
Method of Adjustment:	Calculation Agent Adjustment. For the avoidance of doubt, the payment of any cash dividend or distribution on the Shares by Issuer shall not constitute a Potential Adjustment Event but instead shall be governed by the provisions set forth under the heading “Dividends” above.
Extraordinary Events:
New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors)”.
Consequences of Merger Events:
Share-for-Share:	Calculation Agent Adjustment
Share-for-Other:	Calculation Agent Adjustment or Cancellation and Payment, at the sole election of Dealer

Share-for-Combined:	Calculation Agent Adjustment or Cancellation and Payment, at the sole election of Dealer
Consequences of Tender Offers:
Share-for-Share:	Calculation Agent Adjustment
Share-for-Other:	Calculation Agent Adjustment
Share-for-Combined:	Calculation Agent Adjustment
Calculation Agent Adjustment:	If, with respect to a Merger Event or a Tender Offer, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation or is not organized under the laws of the United States, any State thereof or the District of Columbia or (ii) the Issuer following such Merger Event or Tender Offer will not be a corporation organized under the laws of the United States, any State thereof or the District of Columbia, then, in either case, Cancellation and Payment may apply at Dealer’s sole election.
Composition of Combined Consideration:	Not Applicable
Nationalization, Insolvency or Delisting:	Cancellation and Payment; provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange. For purposes of this Confirmation (x) the phrase “will be cancelled” in the first line of Section 12.6(c)(ii) of the Equity Definitions shall be replaced with the phrase “may be cancelled by Dealer” and (y) the words “if so cancelled” shall be inserted immediately following the word “and” in the second line of Section 12.6(c)(ii) of the Equity Definitions.
Additional Disruption Events:
Change in Law:	Applicable; provided that (a) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Positions” and (iii) replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption, effectiveness or promulgation of new regulations authorized or mandated by existing statute)” and (b) Dealer shall not terminate the Transaction for a Change in Law referred to in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions except to the extent such Change in Law is generally applicable in similar situations and applied to the Transaction in a non-discriminatory manner.

Failure to Deliver:	Applicable
Hedging Disruption:	Not Applicable
Increased Cost of Hedging:	Not Applicable
Loss of Stock Borrow:	Not Applicable
Increased Cost of Stock Borrow:	Not Applicable
Hedging Party:	For all applicable Disruption Events, Dealer.
Determining Party:	For all applicable Extraordinary Events, Dealer; provided that, when making any determination or calculation as “Determining Party,” Dealer shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Confirmation as if Determining Party were the Calculation Agent.

Following any determination or calculation by Determining Party hereunder, upon a written request by Counterparty, Determining Party will promptly (but in any event within five Scheduled Trading Days) provide to Counterparty in writing a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that in no event will Determining Party be obligated to share with Counterparty any proprietary or confidential data or information or any proprietary or confidential models used by it in making such determination or calculation or any information that is subject to an obligation not to disclose such information.
Non-Reliance:	Applicable
Agreements and Acknowledgements Regarding Hedging Activities:	Applicable
Additional Acknowledgements:	Applicable

3.	Account Details:

(a)	Account for payments to Counterparty:

To be provided by Counterparty.

Account for delivery of Shares to Counterparty:

To be provided by Counterparty.

(b)	Account for payments to Dealer:

Bank: Citibank NA New York

ABA#: CITIUS33 (or ABA: 021000089)

F/O: Citibank New York

A/C: 00167679

Ref: NY Swap Operations

Account for delivery of Shares from Dealer:

To be provided by Dealer.

4.	Offices:

The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

The Office of Dealer for the Transaction is: New York, New York

5.	Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

Ayar Third Investment Company

Prince Turki bin Abdul Aziz Al-Awal Road

P.O. Box 6847

Riyadh 11452

Kingdom of Saudi Arabia

Attention:	Turqi Alnowaiser
Yasir Alsalman

Email:	talnowaiser@pif.gov.sa
yalsalman@pif.gov.sa
lightning.investment@pif.gov.sa
lightning.legal@pif.gov.sa
Intl.operations@pif.gov.sa

(b)	Address for notices or communications to Dealer:

Citibank, N.A.

388 Greenwich Street

New York, NY 10013

Attention:	Equity Derivatives
Telephone No.:	(212) 723-7310
Email:	eric.natelson@citi.com
theodore.finkelstein@citi.com
bianca.gotuaco@citi.com
vincent.folliot@citi.com
ben.price@citi.com
ali.farhan@citi.com
eq.us.corporates.middle.office@citi.com
eq.us.ses.notifications@citi.com

6.	Representations, Warranties and Agreements of Counterparty.

In addition to the representations set forth in the Master Agreement, Counterparty represents and warrants to, and agrees with, Dealer, on the date hereof, that:

(a)   (i) It is not entering into the Transaction on behalf of or for the accounts of any other person or entity, and will not transfer or assign its obligations under the Transaction or any portion of such obligations to any other person or entity except in compliance with applicable laws and the terms of the Transaction; (ii) it understands that the Transaction is subject to complex risks which may arise without warning and may at times be volatile, and that losses may occur quickly and in unanticipated magnitude; (iii) it is authorized to enter into the Transaction and such action does not violate any laws of its jurisdiction of incorporation, organization or residence (including, but not limited to, any applicable position or exercise limits set by any self-regulatory organization, either acting alone or in concert with others) or the terms of any agreement to which it is a party; (iv) it has consulted with its legal advisor(s) and has reached its own conclusions about the Transaction, and any legal, regulatory, tax, accounting or economic consequences arising from the Transaction; (v) it has concluded that the Transaction is suitable in light of its own investment objectives, financial condition and expertise; and (vi) neither Dealer nor any of its affiliates has advised it with respect to any legal, regulatory, tax, accounting or economic consequences arising from the Transaction, and neither Dealer nor any of its affiliates is acting as agent, or advisor for Counterparty in connection with the Transaction.

(b)   Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD50 million.

(c)    [Reserved]

(d)   Counterparty is not entering into the Transaction or amending or taking any action in respect of this Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)    Counterparty is not, on the Trade Date, engaged in a distribution, as such term is used in Regulation M under the Exchange Act of any securities of Issuer, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Counterparty shall not, engage in any such distribution until the second Scheduled Trading Day immediately following the Effective Date. Counterparty shall not (x) at any time during the period beginning on, and including, the 32nd Scheduled Trading Day immediately preceding the Note Maturity Date and ending on, and including, the second Scheduled Trading Day immediately following the last day of the “Observation Period” (as defined in clause (C) of such definition in the indenture for the Notes), (y) if the Applicability Conditions are satisfied, at any time during the period beginning on, and including, the date on which Issuer or any subsidiary or affiliate thereof repurchases, redeems or exchanges any of the Notes pursuant to the terms thereof, commences a tender offer for the Notes or enters into any agreement to repurchase, redeem or exchange the Notes, and ending on, and including, the 30th Exchange Business Day immediately following the consummation of such tender offer, repurchase, redemption or exchange or (z) upon the occurrence of a “Make-Whole Fundamental Change” (as defined in the indenture for the Notes), at any time during the period beginning on, and including, the corresponding “Make-Whole Fundamental Change Effective Date” (as defined in the indenture for the Notes) and ending on, and including, the 30th Exchange Business Day immediately following the last day of the “Make-Whole Fundamental Change Conversion Period” (as defined in the indenture for the Notes) that occurs in connection with such Make-Whole Fundamental Change (any period described in clause (x), (y) or (z) a “Prohibited Period”), engage in any such distribution, other than a distribution meeting the requirements of one of the exceptions set forth in Rule 101(b) and Rule 102(b) of Regulation M. The parties acknowledge that pursuant to the Issuer Letter Agreement, Issuer has agreed to give contemporaneous written notice to Dealer and Counterparty upon (1) Issuer or any of Issuer’s subsidiaries or affiliates repurchasing, redeeming or exchanging the Notes pursuant to their terms, commencing a tender offer for the Notes or entering into any agreement to repurchase, redeem or exchange the Notes or (2) the occurrence of any Make-Whole Fundamental Change, and Dealer shall give prompt written notice to Counterparty of the Calculation Agent’s determination of the date on which Dealer has completed any purchase of Shares to unwind its Hedge Positions as a result any of the events described in clause (z) of the immediately preceding sentence. By 5:00 p.m. (New York City) time on the Scheduled Trading Day following (1) any repurchase, redemption, exchange or expiration of a tender offer, in each case, described in clause (y) of the second immediately preceding sentence or (2) any “Conversion Date” (as defined in the indenture for the Notes) that occurs in connection with any Make-Whole Fundamental Change. “Applicability Conditions” means (x) in connection with any unwind activity with respect to its Hedge Positions as a result of the relevant repurchase, redemption, exchange or tender offer, Dealer would be required to purchase Shares and (y) if Dealer were to modify the unwind activity described in clause (x) such that it would not be required to purchase Shares, Dealer would either be unable to maintain a commercially reasonable Hedge Position in connection with, and as a result of, such repurchase, redemption, exchange or tender offer or Dealer would incur a material, incremental cost or expense to maintain a commercially reasonable Hedge Position in connection with, and as a result of, such repurchase, redemption, exchange or tender offer.

(f)    [Reserved]

(g)   Counterparty has all necessary power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary action on Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(h)   On and immediately after the Trade Date and the Prepayment Date, (A) the value of the total assets of Counterparty is greater than the sum of the total liabilities, (B) the capital of Counterparty is adequate to conduct the business of Counterparty, and Counterparty’s entry into the Transaction will not impair its capital, (C) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature, (D) Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and (E) Counterparty would be able to purchase the aggregate Shares with an aggregate purchase price equal to the Prepayment Amount in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(i)     Counterparty has made, or will make in a timely manner, any filings required to be made by it with the SEC, any securities exchange or any other regulatory body with respect to the Transaction contemplated hereby.

(j)     Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(k)    No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act or state securities laws.

(l)     Counterparty is not and, after giving effect to the transactions contemplated in this Confirmation, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(m)   Counterparty is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).

(n)   [Reserved]

(o)   On the Trade Date and on any day during a Prohibited Period, Counterparty shall not, directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share).

(p)   Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(a)(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account without a view to the distribution or resale thereof and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

(q)   Unless Counterparty has provided contemporaneous written notice of such sales of Shares to Dealer, Counterparty shall not make any sales of Shares pursuant to Rule 144 (“Rule 144 Sales”) during the period from, and including, the Trade Date to, but excluding, the later of (i) the final Settlement Date and (ii) the final Cash Settlement Payment Date, and Counterparty shall not permit any person or entity with whom Counterparty’s Rule 144 Sales would be aggregated pursuant to Rule 144(e) and applicable SEC guidance with respect to such Rule to make any Rule 144 Sales during such period.

(r)    As of Trade Date and at any time that Counterparty makes an election under the Transaction, Counterparty is not in possession of any material non-public information concerning the Issuer or the Shares.

(s)    Counterparty understands that, notwithstanding any other relationship between Counterparty and Dealer and/or its affiliates, in connection with the Transaction, Dealer is acting as principal and is not a fiduciary or advisor in respect thereof, including the entry into the Transaction, and any future, amendment, unwind or termination thereof.

(t)    Counterparty understands that no obligations of Dealer to it under this Confirmation will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(u)   COUNTERPARTY UNDERSTANDS THAT THE TRANSACTION IS SUBJECT TO COMPLEX RISKS THAT MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS.

(v)   Counterparty confirms that it has relied on the advice of its own counsel and other advisors (to the extent it deems appropriate) with respect to any legal, tax, accounting, or regulatory consequences of the Transaction, that it has not relied on Dealer or its affiliates in any respect in connection therewith, and that it will not hold Dealer or its affiliates accountable for any such consequences.

7.	Other Provisions.

(a)    Opinions. On or prior to the Effective Date, Counterparty shall deliver to Dealer one or more opinion(s) of counsel, dated as of the Effective Date, in form and substance reasonably satisfactory to Dealer, with respect to the matters set forth in Section 6(g), Section 6(j), Section 6(k) and Section 6(l) of this Confirmation (but subject to customary limitations, exceptions, assumptions and qualifications). Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Master Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Master Agreement.

(b)   [Reserved]

(c)    Early Unwind. In the event the sale of the “Initial Securities” (as defined in the Purchase Agreement) is not consummated pursuant to the Purchase Agreement for any reason by 12:00 p.m. (New York City time) on the Prepayment Date, or such later date as agreed upon by the parties (the Prepayment Date or such later date, the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction (other than as described in clause (iii) hereof) shall be cancelled and terminated, (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction (other than as described in clause (iii) hereof) either prior to or after the Early Unwind Date and (iii) to the extent either party made any payments or deliveries on or prior to the Early Unwind Date, the recipient of such payment or delivery must within one Currency Business Day repay such cash or redeliver such property, as the case may be. Each of Dealer and Counterparty represents and acknowledges to the other that upon an Early Unwind, all obligations with respect to the Transaction (other than as described in clause (iii) hereof) shall be deemed fully and finally discharged.

(d)   Transfer or Assignment.

(i) Either party may transfer or assign any of its rights or obligations under the Transaction with the prior written consent of the non-transferring party, such consent not to be unreasonably withheld or delayed; provided that Dealer may transfer or assign its rights and obligations hereunder, in whole or in part, without Counterparty’s consent, to any affiliate of Dealer (a “Designated Transferee”) (A) whose obligations would be guaranteed by Dealer or Dealer’s ultimate parent or (B) that has, or whose obligations would be guaranteed by a person with, in either case under this clause (B), a rating for its long-term, unsecured and unsubordinated indebtedness at least equivalent to Dealer’s (or its guarantor’s) at the time of such transfer or assignment, provided, however, that, in the case of this clause (B), in no event shall the credit rating of the Designated Transferee or of its guarantor (whichever is higher) be lower than A3 from Moody’s Investors Service, Inc. or its successor or A- from S&P Global Ratings, a division of S&P Global Inc., or its successor; provided further that (i) Dealer will notify Counterparty in writing prior to or promptly after any proposed transfer or assignment to a Designated Transferee, (ii) after any such transfer or assignment, Counterparty will not, as a result of any withholding or deduction made by the transferee or assignee as a result of any tax, receive from such transferee or assignee on any payment date or delivery date under the Transaction (including in respect of any Dividend Amount) (after accounting for amounts paid under Section 2(d)(i)(4) of the Master Agreement as well as such withholding or deduction from the payment or delivery) an amount or a number of Shares, as applicable, lower than the amount or the number of Shares, as applicable, that Counterparty would have received in the absence of such transfer or assignment, (iii) Dealer shall cause the transferee or assignee to make the Payee Tax Representations and provide Counterparty with a complete and accurate U.S. Internal Revenue Service Form W-9 or W-8 (as applicable), and any other tax documentation as may be reasonably requested by Counterparty, prior to becoming a party to the Transaction to permit Counterparty to determine that the results described in clause (ii) will not occur upon or after such transfer or assignment and (iv) if to a transferee incorporated or organized in a jurisdiction other than the United States or United Kingdom, after giving effect to such transfer, no material adverse legal or regulatory consequence shall result to Counterparty as a result of such transfer. If at any time at which (A) the Section 16 Percentage exceeds 8.5%, (B) the Forward Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of a portion of the Transaction to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Master Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Shares equal to the number of Shares underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction. The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer is or may be deemed to be a part of beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day. The “Forward Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the Number of Shares and (2) the “Number of Shares” (as such term is defined in the confirmation for the Prior Prepaid Forward) and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty or Issuer that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion based on the advice of counsel, minus (B) 1% of the number of Shares outstanding.

(ii) Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty which have been so delegated only to the extent of any such performance by such affiliate of Dealer.

(iii) Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Counterparty to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Dealer, Counterparty may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Counterparty’s obligations in respect of the Transaction and any such designee may assume such obligations. Counterparty shall be discharged of its obligations to Dealer which have been so delegated only to the extent of any such performance by such affiliate of Counterparty.

(e)   Staggered Settlement. If Dealer reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on any Settlement Date for the Transaction, Dealer may, by notice to Counterparty on or prior to such Settlement Date (a “Nominal Settlement Date”), elect to deliver the Daily Number of Shares otherwise deliverable on such Nominal Settlement Date on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on a Nominal Settlement Date as follows:

(1)	in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (the first of which will be such Nominal Settlement Date and the last of which will be no later than the twentieth (20th) Exchange Business Day following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date or delivery times;

(2)	the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates or delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date; and

(3)	the Physical Settlement terms will apply on each Staggered Settlement Date, except that the Daily Number of Shares otherwise deliverable on such Nominal Settlement Date will be allocated among such Staggered Settlement Dates or delivery times as specified by Dealer in the notice referred to in clause (1) above.

Notwithstanding anything herein to the contrary, solely in connection with a Staggered Settlement Date, Dealer shall be entitled to deliver Shares to Counterparty from time to time prior to the date on which Dealer would be obligated to deliver them to Counterparty pursuant to the Physical Settlement terms set forth above, and Counterparty agrees to credit all such early deliveries against Dealer’s obligations hereunder in the direct order in which such obligations arise. No such early delivery of Shares will accelerate or otherwise affect any of Counterparty’s obligations to Dealer hereunder.

(f)    Calculations and Payment Date upon Early Termination. The parties acknowledge and agree that in calculating a Close-out Amount pursuant to Section 6 of the Master Agreement or a Cancellation Amount pursuant to Section 12.8 of the Equity Definitions Dealer may (but need not) determine losses and gains without reference to actual losses and gains incurred or realized but based on expected losses and gains assuming a commercially reasonable (including without limitation with regard to reasonable legal and regulatory guidelines) “risk bid”, “private placement” discount and/or “volume weighted” valuations were used to determine loss or gain to avoid awaiting the delay associated with closing out any commercially reasonable hedge or related trading position in a commercially reasonable manner prior to or promptly following the designation of an Early Termination Date or other date of cancellation.

(g)   Special Provisions for Merger Transactions. Notwithstanding anything to the contrary in this Confirmation, Counterparty agrees that (x) it will not during any Prohibited Period make any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition or similar transaction involving a recapitalization of Issuer as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act (for the avoidance of doubt, taking into account the exception in Rule 10b-18(a)(13)(iv)(A)) (a “Merger Transaction”) or potential Merger Transaction (a “Merger Announcement”) unless such Merger Announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares; and (y) it shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such Merger Announcement that such Merger Announcement has been made.

(h)   Securities Contract, Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default, Early Termination Event, Extraordinary Event or Additional Disruption Event under this Confirmation with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(i)     No Netting or Setoff. Obligations under the Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Master Agreement) against any other obligations of the parties, whether arising under the Master Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Master Agreement) against obligations under the Transaction, whether arising under the Master Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment.

(j)     Arbitration.

(i)	Section 13(b) of the Agreement shall be deleted in its entirety and replaced with the following:

“(b) Arbitration

(i)	Any dispute, claim, difference or controversy arising out of, relating to or having any connection with the Agreement, including any dispute as to its existence, validity, interpretation, performance, breach or termination or the consequences of its nullity and any dispute relating to any non-contractual obligations arising out of or in connection with it (a “Dispute”), shall be exclusively referred to and finally resolved by arbitration. All questions of arbitrability shall be decided through arbitration, and not by a court.

(ii)	The arbitration shall be conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC”) (the “Rules”). Capitalized terms used in this Section which are not otherwise defined in the Agreement have the meaning given to them in the Rules.

(iii)	The arbitral tribunal shall consist of three arbitrators. The members of the arbitral tribunal shall be appointed in accordance with the Rules.

(iv)	The seat, or legal place of arbitration, shall be New York.

(v)	The language used in the arbitral proceedings shall be English.

(vi)	Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.”

(ii)	Section 13(c) of the Agreement is hereby amended by deleting the word “Proceedings” in the first sentence of that Section and replacing it with the words “suit action or proceedings before the New York courts relating to the arbitration clause set out in Section 13(b) above or any arbitration proceedings contemplated thereby or any arbitral award obtained pursuant to such arbitration proceedings”.

(iii)	Section 13(d) of the Agreement is hereby amended:

1.	after the words “jurisdiction of any court” in the third line thereof, by adding the words “or arbitral tribunal”;

2.	after the word “judgment” in Sub-Sections (iv) and (v) in the fifth line thereof, by adding the words “or arbitral award”; and

3.	by deleting the words “Proceedings in the courts of any jurisdiction” in the sixth line thereof and replacing them with “suit, action or proceedings relating to any Dispute in the courts of any jurisdiction or before any arbitral tribunal (“Proceedings”)”.

(iv)	Section 8(b) of the Agreement shall be amended so that each reference in it to “judgment or order” shall be changed to refer to “judgment, arbitral award or order” and the words “or arbitral tribunal” shall be added after the words “another court”.

(v)	Section 8(c) of the Agreement shall be amended by adding the words “or arbitral award” after the word “judgment”.

(vi)	Section 9(h) of the Agreement shall be amended by adding the words “or arbitral award” after the words “before as well as after judgment” each time they appear.

(vii)	Section 14 of the Agreement shall be amended by:

1.	adding the following definition of “Dispute”: ““Dispute” has the meaning specified in Section 13(b)(i)”.; and

2.	in the definition of “Proceedings”, deleting the words “Section 13(b)” and replacing them with the words “Section 13(d)”.

(k)   Governing Law. This Confirmation will be governed by, and construed in accordance with, the laws of the State of New York (without reference to choice of law doctrine). Dealer and Counterparty intend that this Transaction be entered into, and this Confirmation be executed, in the State of New York.

(l)    [Reserved.]

(m)   Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(n)   Right to Extend. Dealer may postpone or add, in whole or in part, any Valuation Dates and related Settlement Dates, or any other date of valuation, payment or delivery by Dealer, with respect to some or all of the Number of Shares hereunder, if Dealer reasonably determines, in its discretion (and in the case of clause (ii) below, based on the advice of counsel), that such action is reasonably necessary or appropriate to: (i) preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Dealer to effect purchases or sales of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Issuer or (in the case of purchases) an “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act) of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements or related policies and procedures applicable to Dealer, including any requirements, policies or procedures relating to Dealer’s hedging, hedge unwind or settlement activities hereunder (“Relevant Laws”); or (ii) comply with any Relevant Laws; provided that in no event shall Dealer have the right to so postpone or add any Valuation Date(s), Settlement Date(s) or any other date of valuation, payment or delivery beyond the 65th Scheduled Trading Day (excluding any Scheduled Trading Day on which a Market Disruption Event occurs) immediately following the Note Maturity Date.

(o)   [Reserved.]

(p)   Payee Tax Representations.

(i)	For the purpose of Section 3(f) of the Master Agreement, Counterparty makes the representations below:

Counterparty is treated as a corporation for U.S. federal income tax purposes that is not a “United States person” (as that term is defined in Section 7701(a)(30) of the Code (as defined below)) for United States federal income tax purposes.

(ii)	For the purpose of Section 3(f) of the Master Agreement, Dealer makes the representations below:

Dealer is a “United States person” (as that term is defined in Section 7701(a)(30) of the Code (as defined below)) for United States federal income tax purposes.

(q)   Withholding Tax Imposed on Payments to Non-U.S. Counterparties under the United States Foreign Account Tax Compliance Provisions of the HIRE Act. “Indemnifiable Tax”, as defined in Section 14 of the Master Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to FATCA (a “FATCA Withholding Tax”). “FATCA” is defined as Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code. For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Master Agreement.

(r)    Dividend-Related Payments. “Indemnifiable Tax”, as defined in Section 14 of the Master Agreement, shall not include any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Code or any regulations issued thereunder or any amount determined by reference to any dividend or distribution (including, for the avoidance of doubt, Dividend Amounts). For the avoidance of doubt, any such tax imposed under Section 871(m) of the Code is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Master Agreement.

(s)   Section 1445. “Indemnifiable Tax”, as defined in Section 14 of the Master Agreement, shall not include any withholding tax imposed pursuant to Section 1445 of the Code or regulations thereunder. For the avoidance of doubt, any such tax imposed under Section 1445 is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Master Agreement. Without limiting the foregoing, Counterparty acknowledges and agrees that Dealer shall be entitled to withhold pursuant to Section 1445 at the applicable rate from any Cash Settlement Amount payable by Dealer to Counterparty, unless Counterparty establishes an exemption from such withholding to the satisfaction of Dealer (which may include (1) a statement from the Issuer that, to the satisfaction of Dealer, establishes an exemption from withholding under U.S. Treasury Regulations Section 1.1445-2(c)(3), dated no earlier than 30 days prior to the relevant Cash Settlement Payment Date, accompanied by (2) a copy of the Issuer’s notice to the IRS pursuant to and in accordance with U.S. Treasury Regulations 1.897-2(h)(2)). Without limiting Dealer’s rights under the Agreement or this Confirmation (including Dealer’s rights to withhold pursuant to the prior sentence), upon reasonable request of Counterparty, Dealer agrees to make commercially reasonable efforts to provide Counterparty with a form of certification to be provided by Issuer that would be acceptable to Dealer for purposes of clause (1) of the preceding sentence.

(t)    Tax Forms. For the purpose of Sections 4(a)(i) and (ii) of the Master Agreement, Counterparty agrees to deliver to Dealer one executed and completed U.S. Internal Revenue Service Form W-8 BEN-E (or successor thereto) and Dealer agrees to deliver to Counterparty, as applicable, a U.S. Internal Revenue Service Form W-9 (or successor thereto). Such forms or documents shall be delivered upon (i) execution of this Confirmation, (ii) Counterparty or Dealer, as applicable, learning that any such tax form previously provided by it has become obsolete or incorrect, and (iii) reasonable request of the other party.

(u)   Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Master Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Master Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Master Agreement)).

(v)   Notice. Counterparty shall, upon obtaining knowledge of the occurrence of any event that would, with the giving of notice, the passage of time or the satisfaction of any condition, constitute an Event of Default in respect of which it would be the Defaulting Party, a Termination Event in respect of which it would be an Affected Party, a Potential Adjustment Event or an Extraordinary Event (including without limitation an Additional Disruption Event), notify Dealer within one Scheduled Trading Day of the occurrence of obtaining such knowledge.

(w)   Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the final Valuation Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price; (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares in a manner that may be adverse to Counterparty; (E) each party’s rights and obligations under this Transaction are not dependent or conditional upon Dealer owning or having any legal or equitable interest in the Shares or any expectation of Dealer acquiring such an interest and the fact that Dealer may or may not have such an interest or an expectation of acquiring such an interest shall have no effect whatsoever on the rights and obligations of the parties under this Transaction; and (F) for the avoidance of doubt, notwithstanding any provision of the Equity Definitions: (i) neither party shall acquire any right to exercise, or control the exercise of, any voting or disposal rights relating to any Shares or to give any consent with respect to the Shares by virtue of the Transaction; (ii) the parties are not acting in concert in respect of the exercise of voting or disposal rights relating to any Shares and the parties will make their own determination independently of each other in relation to corporate actions in respect of the Issuer and any Shares that may be held by them; and (iii) there is no agreement, arrangement or understanding between the parties in relation to voting or disposal of any Shares or for the purpose of controlling or influencing the composition of the Issuer’s board or the conduct of the Issuer’s affairs. Without limiting the generality of the foregoing, Counterparty shall not be entitled pursuant to the Transaction, whether directly or indirectly, to vote or direct the voting of, or to give or direct the giving of any consent with respect to, any Shares (including any Shares held by or on behalf of Dealer as a hedge for the Transaction), and the parties agree that Dealer under this Transaction shall not take any such directions or instructions from the other party, or any of its officers, directors, employees, agents or representatives, as to such voting or consent.

(x)    US QFC Mandatory Contractual Requirements.

(i)	Limitation on Exercise of Certain Default Rights Related to a Dealer Affiliate’s Entry Into Insolvency Proceedings. Notwithstanding anything to the contrary in this Confirmation or any other agreement, the parties hereto expressly acknowledge and agree that subject to Section 7(x)(ii), Counterparty shall not be permitted to exercise any Default Right against Dealer with respect to this Confirmation or any other Relevant Agreement that is related, directly or indirectly, to a Dealer Affiliate becoming subject to an Insolvency Proceeding.

(ii)	General Creditor Protections. Nothing in Section 7(x)(i) shall restrict the exercise by Counterparty of any Default Right against Dealer with respect to this Confirmation or any other Relevant Agreement that arises as a result of:

1.	Dealer becoming subject to an Insolvency Proceeding; or

2.	Dealer not satisfying a payment or delivery obligation pursuant to (A) this Confirmation or any other Relevant Agreement, or (B) another contract between Dealer and Counterparty that gives rise to a Default Right under this Confirmation or any other Relevant Agreement.

(iii)	Burden of Proof. After a Dealer Affiliate has become subject to an Insolvency Proceeding, if Counterparty seeks to exercise any Default Right with respect to this Confirmation or any other Relevant Agreement, Counterparty shall have the burden of proof, by clear and convincing evidence, that the exercise of such Default Right is permitted hereunder or thereunder.

(iv)	General Conditions.

1.	Effective Date. The provisions set forth in this Section 7(x) will come into effect on the later of the Applicable Compliance Date and the date of this Confirmation.

2.	Prior Adherence to the U.S. Protocol. If Dealer and Counterparty have adhered to the ISDA U.S. Protocol prior to the date of this Confirmation, the terms of the ISDA U.S. Protocol shall be incorporated into and form a part of this Confirmation and shall replace the terms of this Section 7(x). For purposes of incorporating the ISDA U.S. Protocol, Dealer shall be deemed to be a Regulated Entity, Counterparty shall be deemed to be an Adhering Party and this Confirmation and the Agreement shall each be deemed to be a Protocol Covered Agreement.

3.	Subsequent Adherence to the U.S. Protocol. If, after the date of this Confirmation, both Dealer and Counterparty shall have become adhering parties to the ISDA U.S. Protocol, the terms of the ISDA U.S. Protocol will supersede and replace this Section 7(x).

(v)	Definitions. For the purposes of Section 7(x), the following definitions apply:

“Applicable Compliance Date” with respect to this Confirmation shall be determined as follows: (a) if Counterparty is an entity subject to the requirements of the QFC Stay Rules, January 1, 2019, (b) if Counterparty is a Financial Counterparty (other than a Small Financial Institution) that is not an entity subject to the requirements of the QFC Stay Rules, July 1, 2019 and (c) if Counterparty is not described in clause (a) or (b), January 1, 2020.

“BHC Affiliate” has the same meaning as the term “affiliate” as defined in, and shall be interpreted in accordance with, 12 U.S.C. 1813(w) and 12 U.S.C. 1841(k).

“Credit Enhancement” means, with respect to this Confirmation or any other Relevant Agreement, any credit enhancement or other credit support arrangement in support of the obligations of Dealer or Counterparty hereunder or thereunder or with respect hereto or thereto, including any guarantee or collateral arrangement (including any pledge, charge, mortgage or other security interest in collateral or title transfer arrangement), trust or similar arrangement, letter of credit, transfer of margin or any similar arrangement.

“Dealer Affiliate” means, with respect to Dealer, a BHC Affiliate of that party.

“Default Right” means, with respect to this Confirmation (including the Transaction under this Confirmation) or any other Relevant Agreement, any:

(i) right of a party, whether contractual or otherwise (including, without limitation, rights incorporated by reference to any other contract, agreement, or document, and rights afforded by statute, civil code, regulation, and common law), to liquidate, terminate, cancel, rescind, or accelerate such agreement or transactions thereunder, set off or net amounts owing in respect thereto (except rights related to same-day payment netting), exercise remedies in respect of collateral or other credit support or property related thereto (including the purchase and sale of property), demand payment or delivery thereunder or in respect thereof (other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure), suspend, delay, or defer payment or performance thereunder, or modify the obligations of a party thereunder, or any similar rights; and

(ii) right or contractual provision that alters the amount of collateral or margin that must be provided with respect to an exposure thereunder, including by altering any initial amount, threshold amount, variation margin, minimum transfer amount, the margin value of collateral, or any similar amount, that entitles a party to demand the return of any collateral or margin transferred by it to the other party or a custodian or that modifies a transferee’s right to reuse collateral or margin (if such right previously existed), or any similar rights, in each case, other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure; but

(iii) solely with respect to Section 7(x) does not include any right under a contract that allows a party to terminate the contract on demand or at its option at a specified time, or from time to time, without the need to show cause.

“Financial Counterparty” has the meaning given to such term in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.

“Insolvency Proceeding” means a receivership, insolvency, liquidation, resolution, or similar proceeding.

“ISDA U.S. Protocol” means the ISDA 2018 U.S. Resolution Stay Protocol, as published by ISDA on July 31, 2018.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.81–8 (the “Federal Reserve Rule”), 12 C.F.R. 382.1-7 (the “FDIC Rule”) and 12 C.F.R. 47.1-8 (the “OCC Rule”), respectively. All references herein to the specific provisions of the Federal Reserve Rule, the FDICs Rule and the OCC Rule shall be construed, with respect to Dealer, to the particular QFC Stay Rule(s) applicable to it.

“Relevant Agreement” means this Confirmation (as amended hereto and including the Transaction under this Confirmation) and any Credit Enhancement relating hereto or thereto.

“Small Financial Institution” has the meaning given to such term in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.

[Signatures to follow on separate page]

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to Dealer.

Yours sincerely,

CITIBANK, N.A.

By:
Name:
Title:

Confirmed as of the date first above written:

AYAR THIRD INVESTMENT COMPANY

By:
Name:
Title:

[Signature Page to Prepaid Forward Confirmation]